Exhibit 99.2

STORE Capital Closes $365 Million A+ Rated Securitization

SCOTTSDALE, Ariz., April 16, 2015 - STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today that it has issued $365 million of 7- and 10-year fixed-rate notes designated as STORE Master Funding Net Lease Mortgage Notes, Series 2015-1.  This is the sixth note issuance under STORE’s Master Funding debt program, its proprietary investment vehicle.

The notes were issued in two classes — $95 million of 7-year Class A-1 notes at an interest rate of 3.75% and $270 million of 10-year Class A-2 notes at an interest rate of 4.17%.  Both classes of notes were rated A+ by Standard & Poor’s Ratings Services.  The notes were issued in a private placement to qualified institutional buyers.

“Our sixth STORE Master Funding note issuance locks in attractive long-term fixed-rate financing that helps us maintain a flexible capital structure and expands our laddered debt maturities,” said Christopher H. Volk, President and CEO.  “STORE’s Master Funding debt program now has a highly diversified collateral pool of more than $2.0 billion of profit-center assets and is the foundation of a flexible liability structure that we designed to benefit our stockholders and customers.”

The notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  The notes may only be offered and sold in the United States in accordance with Rule 144A under the Securities Act. This press release does not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful under the laws of such jurisdiction.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name.  STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,000 property locations, substantially all of which are profit centers, in 46 states.  Additional information about STORE Capital can be found on its website at www.storecapital.com

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports and prospectuses it files with the Securities and Exchange Commission from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles

Kristen Papke, (310) 622-8225

Moira Conlon, (310) 622-8220

STORECapital@finprofiles.com

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